Exhibit 99.1

Contact:
Eric Martin
Vice President, Investor Relations
(404) 745-2889

CARTER’S, INC. REPORTS THIRD QUARTER RESULTS

•	CONSOLIDATED NET SALES INCREASED 6%
•	CARTER’S RETAIL COMPARABLE STORE SALES INCREASED 6%
•	OSHKOSH RETAIL COMPARABLE STORE SALES INCREASED 13%

Atlanta, Georgia, October 21, 2008 / PRNewswire – First Call / – Carter’s, Inc. (NYSE:CRI), the largest branded marketer in the United States of apparel exclusively for babies and young children, reported its third quarter fiscal 2008 results.

“Our third quarter performance was better than expected, particularly given the challenges of the current retail environment.  For the past year, we’ve made significant investments to strengthen our organization and product offerings, and our results reflect the benefit from these investments,” noted Michael D. Casey, Chief Executive Officer.  “We believe the strength of our brands and the significant value we are providing to our consumers will enable us to weather this difficult retail and economic period.”

Third Quarter of Fiscal 2008 compared to Third Quarter of Fiscal 2007

Consolidated net sales increased 6.2% to $436.4 million.  Net sales of the Company’s Carter’s brands increased 6.6% to $341.0 million.  Net sales of the Company’s OshKosh brand increased 4.8% to $95.4 million.

Consolidated retail store sales increased 12.0% to $185.1 million.  Carter’s retail store sales increased 9.8% to $112.5 million, driven by a comparable store sales increase of 6.1%, or $6.2 million, and sales of $4.2 million from Carter’s stores opened since the third quarter of fiscal 2007.  OshKosh retail store sales increased 15.6% to $72.6 million, driven by a comparable store sales increase of 13.2%, or $8.2 million, and sales of $2.1 million from OshKosh stores opened since the third quarter of fiscal 2007.

In the third quarter of fiscal 2008, the Company opened three Carter’s retail stores.  As of September 27, 2008, the Company had 234 Carter’s and 163 OshKosh stores.  The Company plans to open 19 Carter’s and three OshKosh stores during the fourth quarter of fiscal 2008.  The Company also plans to close one Carter’s store during the fourth quarter of fiscal 2008.

The Company’s mass channel sales, which are comprised of sales of our Just One Year brand to Target and Child of Mine brand to Wal-Mart, increased $9.1 million, or 13.4%, to $76.7 million.  Sales of our Child of Mine brand increased $7.6 million, or 17.9%, to $49.9 million due to the timing of product launches.  Sales of our Just One Year brand increased $1.5 million, or 6.0%, to $26.8 million.

Carter’s wholesale sales increased $1.9 million, or 1.3%, to $151.8 million due to better product performance and higher demand, partially offset by the impact of cancelled orders from high credit risk customers.  OshKosh wholesale sales decreased $5.4 million, or 19.1%, to $22.8 million due to a reduction in demand resulting from past product performance.  This decrease also reflects changes made to improve product performance, including reducing wholesale prices.

During the third quarter of fiscal 2008, the Company recorded a $2.6 million charge related to the write-down of the carrying value of the OshKosh distribution facility held for sale.  This write-down reflects a reduction in the anticipated selling price of the property due to a deterioration in the commercial real estate market.

Consolidated operating income in the third quarter of fiscal 2008 was $57.1 million as compared to $60.0 million in the third quarter of fiscal 2007.  Excluding the $2.6 million charge related to the distribution facility write-down in the third quarter of fiscal 2008 and excluding the distribution facility closure costs of $0.3 million in the third quarter of fiscal 2007, the Company’s adjusted operating income decreased $0.6 million, or 0.9%.  An improvement in earnings from our OshKosh retail segment was offset by provisions for excess inventory and incentive compensation.

For the third quarter of fiscal 2008, the Company’s net income was $33.4 million, or $0.58 per diluted share, compared to net income of $34.6 million, or $0.58 per diluted share, in the third quarter of fiscal 2007.  Excluding the distribution facility write-down charge in the third quarter of fiscal 2008 and excluding the $0.2 million in after-tax distribution facility closure costs in the third quarter of fiscal 2007, the Company’s adjusted net income increased $0.2 million, or 0.7%, and adjusted diluted earnings per share increased 3.4% to $0.60 per diluted share.

The reconciliation of income as reported under accounting principles generally accepted in the United States of America (“GAAP”) to adjusted income is as follows:

	(dollars in millions, except EPS)

	Three-month period ended
	September 27, 2008

	Operating	Net	Diluted
	Income	Income	EPS

Income, as reported (GAAP)	$57.1	$33.4	$0.58

Facility write-down (a)	2.6	1.6	0.02

Income, as adjusted (b)	$59.7	$35.0	$0.60

(a)	Charge related to the write-down of the carrying value of the OshKosh distribution facility held for sale.
(b)
In addition to the results provided in this earnings release in accordance with GAAP, the Company has provided adjusted, non-GAAP financial measurements that present operating income, net income, and net income on a diluted share basis excluding the adjustments discussed above.  We believe these adjustments provide a meaningful comparison of the Company’s results.  The adjusted, non-GAAP financial measurements included in this earnings release should not be considered as an alternative to net income or as any other measurement of performance derived in accordance with GAAP.  The adjusted, non-GAAP financial information is presented for informational purposes only and is not necessarily indicative of the Company’s future condition or results of operations.

First Nine Months of Fiscal 2008 compared to First Nine Months of Fiscal 2007

Consolidated net sales increased 4.8% to $1.1 billion.  Net sales of the Company’s Carter’s brands increased 6.1% to $846.2 million.  Net sales of the Company’s OshKosh brand increased 0.4% to $221.8 million.

Consolidated retail store sales increased 11.5% to $458.4 million.  Carter’s retail store sales increased 15.0% to $291.6 million, driven by a comparable store sales increase of 11.3%, or $28.5 million, and sales of $10.4 million from Carter’s stores opened since the third quarter of fiscal 2007, partially offset by the impact of store closures of $0.9 million.  OshKosh retail store sales increased 5.9% to $166.8 million, due to sales of $5.8 million from OshKosh stores opened since the third quarter of fiscal 2007 and a comparable store sales increase of $4.8 million, or 3.0%, partially offset by the impact of store closures of $1.3 million.  In the first nine months of fiscal 2008, the Company opened six Carter’s retail stores.

The Company’s mass channel sales increased $2.2 million, or 1.1%, to $190.7 million.  Sales of our Just One Year brand increased $6.8 million, or 9.9%, to $75.5 million, driven by new door growth.  Sales of our Child of Mine brand decreased $4.6 million, or 3.9%, to $115.2 million, due primarily to product performance in certain categories.

Carter’s wholesale sales increased $8.1 million, or 2.3%, to $364.0 million due to better product performance and higher demand, partially offset by the impact of cancelled orders from high credit risk customers.  OshKosh wholesale sales decreased $8.4 million, or 13.3%, to $55.0 million due to a reduction in demand resulting from past product performance.  This decrease also reflects changes made to improve product performance, including reducing wholesale prices.

In connection with the retirement of an executive officer, the Company recorded charges during the second quarter of fiscal 2008 of $5.3 million, $3.1 million of which related to severance and benefit obligations and $2.2 million of which related to the vesting of certain stock options.

Consolidated operating income in the first nine months of fiscal 2008 was $86.9 million compared to an operating loss of $56.7 million in the first nine months of fiscal 2007.  Excluding the executive retirement charges and the distribution facility write-down in the first nine months of fiscal 2008 and excluding the impairment and distribution facility closure costs in the first nine months of fiscal 2007, the Company’s adjusted operating income decreased $10.7 million, or 10.2%.  This decrease reflects the underperformance of certain components of our Child of Mine brand and provisions for incentive compensation and excess inventory.

Net income in the first nine months of fiscal 2008 was $47.7 million, or $0.82 per diluted share, compared to a net loss of $99.2 million, or $1.71 per diluted share, in the first nine months of fiscal 2007.  Excluding the executive retirement charges and the distribution facility write-down in the first nine months of fiscal 2008 and excluding the impairment and distribution facility closure costs in the first nine months of fiscal 2007, the Company’s adjusted net income decreased $3.2 million, or 5.7%, and adjusted diluted earnings per share decreased 2.2% to $0.90 per diluted share.

	(dollars in millions, except EPS)

	Nine-month period ended
	September 27, 2008

	Operating	Net	Diluted
	Income	Income	EPS

Income, as reported (GAAP)	$86.9	$47.7	$0.82

Executive retirement charges	5.3	3.4	0.06

Facility write-down (a)	2.6	1.6	0.02

Income, as adjusted (b)	$94.8	$52.7	$0.90

(a)	Charge related to the write-down of the carrying value of the OshKosh distribution facility held for sale.
(b)
In addition to the results provided in this earnings release in accordance with GAAP, the Company has provided adjusted, non-GAAP financial measurements that present operating income, net income, and net income on a diluted share basis excluding the adjustments discussed above.  We believe these adjustments provide a meaningful comparison of the Company’s results.  The adjusted, non-GAAP financial measurements included in this earnings release should not be considered as an alternative to net income or as any other measurement of performance derived in accordance with GAAP.  The adjusted, non-GAAP financial information is presented for informational purposes only and is not necessarily indicative of the Company’s future condition or results of operations.

	(dollars in millions, except EPS)

	Nine-month period ended
	September 29, 2007

	Operating (Loss)	Net (Loss)	Diluted
	Income	Income	EPS

Loss, as reported (GAAP)	$(56.7)	$(99.2)	$(1.71)

Intangible asset impairment (a)	154.9	150.5	2.59
Distribution facility closure costs (b)	5.2	3.3	0.06
Accelerated depreciation (c)	2.1	1.3	0.02
Diluted share count impact (d)	--	--	(0.04)

Income, as adjusted (e)	$105.5	$55.9	$0.92

(a)	OshKosh-related intangible asset impairment charges.
(b)	Costs associated with the closure of the OshKosh distribution facility.
(c)	Accelerated depreciation charges (included in selling, general, and administrative expenses) related to the closure of the OshKosh distribution facility.
(d)
When reporting a loss in accordance with GAAP, the number of diluted weighted average shares is equal to the number of basic weighted average shares.  This adjustment reflects the impact of the difference between the number of diluted shares used for calculating GAAP EPS (58.0 million shares) and the number of diluted shares used for calculating adjusted EPS (60.5 million shares).

(e)
In addition to the results provided in this earnings release in accordance with GAAP, the Company has provided adjusted, non-GAAP financial measurements that present operating income, net income, and net income on a diluted share basis excluding the adjustments discussed above.  We believe these adjustments provide a meaningful comparison of the Company’s results.  The adjusted, non-GAAP financial measurements included in this earnings release should not be considered as an alternative to net income or as any other measurement of performance derived in accordance with GAAP.  The adjusted, non-GAAP financial information is presented for informational purposes only and is not necessarily indicative of the Company’s future condition or results of operations.

Net cash provided by operating activities in the first nine months of fiscal 2008 was $57.4 million compared to net cash used in operating activities of $38.6 million in the first nine months of fiscal 2007.  The improvement in cash flow was driven largely by favorable changes in working capital, primarily with respect to inventory.

During the first nine months of fiscal 2008, the Company repurchased 1,898,183 shares of its common stock for approximately $30 million at an average price of $15.69 per share.

Quarterly Conference Call

The Company will broadcast its quarterly conference call on October 22, 2008 at 8:30 a.m. Eastern Time.  To participate in the call, please dial 1-913-312-6698.  To listen to the live broadcast over the internet, please log on to www.carters.com, click on “Investor Relations,” and click on the link “Third Quarter Conference Call.”  The conference call will be simultaneously broadcast on the Company’s website at www.carters.com.  Presentation materials for the call can be accessed on the Company’s website at www.carters.com by clicking on the “Investor Relations” tab and choosing “conference calls & webcasts” on the left side of the screen.  A replay of the call will be available shortly after the broadcast through October 31, 2008, at 1-719-457-0820, passcode 7243510.  The replay will be archived on the Company’s website at the same location.

For more information on Carter’s, Inc., please visit www.carters.com.

Cautionary Language

Statements contained herein that relate to the Company’s future performance, including, without limitation, statements with respect to the Company’s anticipated results for fiscal 2008 or any other future period, are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or projected.  Factors that could cause actual results to materially differ include: a decrease in sales to, or the loss of one or more of, the Company’s key customers; increased competition in the baby and young children’s apparel market; the acceptance of our products in the marketplace; deflationary pressures on our prices; disruptions in foreign supply sources; negative publicity; our leverage, which increases our exposure to interest rate risk and could require us to dedicate a substantial portion of our cash flow to repay principal; changes in consumer preference and fashion trends; a decrease in the overall level of consumer spending; the impact of governmental regulations and environmental risks applicable to the Company’s business; our ability to adequately forecast demand, which could create significant levels of excess inventory; our ability to identify new retail store locations, and negotiate appropriate lease terms for our retail stores; our ability to improve the performance of our retail and OshKosh wholesale segments; our ability to attract and retain key individuals within the organization; failure to realize the revenue growth, cost savings and other benefits that we expect from our acquisition of OshKosh B’Gosh, Inc., which could impact the carrying value of our intangible assets; and seasonal fluctuations in the children’s apparel business.  These risks are further described in our most recently filed Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission under the headings “Risk Factors” and “Forward-Looking Statements.”  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

CARTER’S, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except for share data)
(unaudited)

	Three-month periods ended		Nine-month periods ended
	September 27, 2008	September 29, 2007	September 27, 2008	September 29, 2007
Net sales:
Carter’s Wholesale	$151,848	$149,918	$364,002		$355,865
OshKosh Wholesale	22,801	28,197	55,010		63,417
Carter’s Retail	112,508	102,429	291,566		253,530
OshKosh Retail	72,568	62,800	166,816		157,533
Mass Channel	76,694	67,605	190,672		188,507
Total net sales	436,419	410,949	1,068,066		1,018,852
Cost of goods sold	281,752	265,093	708,903		671,198
Gross profit	154,667	145,856	359,163		347,654
Selling, general, and administrative expenses	104,536	94,241	289,019		267,122
Executive retirement charges	--	--	5,325		--
Intangible asset impairment	--	--	--		154,886
Facility write-down and closure costs	2,609	256	2,609		5,233
Royalty income	(9,576)	(8,649)	(24,693)		(22,894)
Operating income (loss)	57,098	60,008	86,903		(56,693)
Interest expense, net	4,048	6,021	13,357		17,453
Income (loss) before income taxes	53,050	53,987	73,546		(74,146)
Provision for income taxes	19,675	19,369	25,833		25,074
Net income (loss)	$33,375	$34,618	$47,713	$	(99,220)

Basic net income (loss) per common share	$0.60	$0.60	$0.85		$(1.71)

Diluted net income (loss) per common share	$0.58	$0.58	$0.82		$(1.71)

Basic weighted-average number of shares outstanding	56,015,725	57,745,717	56,462,515		58,010,633

Diluted weighted-average number of shares outstanding	57,963,941	59,975,130	58,490,406		58,010,633

CARTER’S, INC.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except for share data)
(unaudited)
	September 27, 2008	December 29, 2007	September 29, 2007
ASSETS
Current assets:
Cash and cash equivalents	$59,660	$49,012	$9,254
Accounts receivable, net	160,094	119,707	160,069
Finished good inventories, net	214,359	225,494	246,529
Assets held for sale	3,500	6,109	6,109
Prepaid expenses and other current assets	12,667	9,093	13,385
Deferred income taxes	24,921	24,234	20,729

Total current assets	475,201	433,649	456,075
Property, plant, and equipment, net	76,377	75,053	72,829
Tradenames	305,733	308,233	308,233
Cost in excess of fair value of net assets acquired	136,570	136,570	136,570
Deferred debt issuance costs, net	3,892	4,743	5,031
Licensing agreements, net	6,174	8,915	9,829
Other assets	8,310	7,505	9,035
Total assets	$1,012,257	$974,668	$997,602
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$4,379	$3,503	$2,627
Accounts payable	58,624	56,589	69,403
Other current liabilities	58,174	46,666	52,022

Total current liabilities	121,177	106,758	124,052
Revolving loan facility	--	--	21,600
Long-term debt	335,399	338,026	339,778
Deferred income taxes	112,873	113,706	114,481
Other long-term liabilities	32,134	34,049	32,443

Total liabilities	601,583	592,539	632,354

Commitments and contingencies
Stockholders’ equity:
Preferred stock; par value $.01 per share; 100,000 shares authorized; none issued or outstanding at September 27, 2008, December 29, 2007, and September 29, 2007	--	--	--
Common stock, voting; par value $.01 per share; 150,000,000 shares authorized; 56,533,319, 57,663,315, and 57,926,790 shares issued and outstanding at September 27, 2008, December 29, 2007, and September 29, 2007, respectively	565	576	579
Additional paid-in capital	213,546	232,356	242,780
Accumulated other comprehensive income	2,324	2,671	3,965
Retained earnings	194,239	146,526	117,924

Total stockholders’ equity	410,674	382,129	365,248

Total liabilities and stockholders’ equity	$1,012,257	$974,668	$997,602

CARTER’S, INC.
CONSOLIDATED STATEMENTS OF CASH FLOW
(dollars in thousands)
(unaudited)

	Nine-month periods ended
	September 27, 2008	September 29, 2007
Cash flows from operating activities:
Net income (loss)	$47,713	$(99,220)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	20,576	22,526
Amortization of debt issuance costs	851	872
Non-cash intangible asset impairment charges	--	154,886
Non-cash stock-based compensation expense	6,756	4,653
Income tax benefit from exercised stock options	(3,457)	(7,797)
Loss on disposal of property, plant, and equipment	383	620
Deferred income taxes	(1,399)	(8,890)
Non-cash facility write-down and closure costs	2,609	2,450
Effect of changes in operating assets and liabilities:
Accounts receivable	(40,387)	(49,454)
Inventories	11,135	(52,941)
Prepaid expenses and other assets	(4,722)	(5,302)
Accounts payable and other liabilities	17,295	(1,020)

Net cash provided by (used in) operating activities	57,353	(38,617)

Cash flows from investing activities:
Capital expenditures	(19,197)	(13,228)
Proceeds from sale of property, plant, and equipment	--	53

Net cash used in investing activities	(19,197)	(13,175)

Cash flows from financing activities:
Payments on term loan	(1,751)	(2,627)
Share repurchase	(29,774)	(47,406)
Borrowings from revolving loan facility	--	117,600
Payments on revolving loan facility	--	(96,000)
Income tax benefit from exercised stock options	3,457	7,797
Proceeds from exercise of stock options	560	2,576
Other	--	10,561

Net cash used in financing activities	(27,508)	(7,499)

Net increase (decrease) in cash and cash equivalents	10,648	(59,291)
Cash and cash equivalents, beginning of period	49,012	68,545

Cash and cash equivalents, end of period	$59,660	$9,254